OPTION TO PURCHASE SHARES OF
 KNOWFAT FRANCHISE COMPANY, INC.

Dated as of [ ]
No. of Shares

KNOWFAT FRANCHISE COMPANY, INC. (the “Company”), which term shall include its successors as provided in the Plan, hereby grants to [name] (the “Optionee”) an Option to purchase prior to March 26, 2014 (the “Expiration Date”), all or any part of [                              ] Shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) at a price of $0.01 (the “Option Price”), subject to the terms and conditions set forth hereinafter.

1. Vesting Schedule

On the date of grant, this Option is vested and exercisable with [             ] Shares. The remainder of this Option shall vest and become exercisable in thirty-two equal monthly installments, with vesting to occur on [                              ] and on each successive one-month anniversary thereafter, ending on [                              ]. Options shall continue to be exercisable at any time or times prior to the Expiration Date.

2. Manner of Exercise

The Optionee may exercise this Option only in the following manner: From time to time prior to the Expiration Date, the Optionee may give written notice to the Company of his election to purchase some or all of the Shares then vested hereunder. Said notice shall specify the amount of Shares to be purchased and shall be accompanied by payment therefor either in cash or by check, bank draft or money order payable to the order of the Company. No Shares so purchased shall be issued to the Optionee until the Company has completed all steps required by to be taken in connection with the issuance and sale of the Shares, including without limitation, receipt of a representation from the Optionee upon each exercise of this Option that he is purchasing the shares for his own account and not with a view to any resale or distribution thereof, legending of any certificate representing said Shares and other actions to prevent a resale or distribution in violation of Federal or State securities laws. If requested upon the exercise of the Option, Shares may be issued in the name of the Optionee jointly with another person with rights of survivorship or in the name of the executor or administrator of his estate, and the foregoing representations shall be modified accordingly.

The Company may, in its discretion, require an Optionee to pay to the Company the amount, or make such other arrangements (including the withholding of Shares which would otherwise be delivered upon exercise), at the time of exercise or thereafter, that the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise.

3. Transferability

This Option is personal to Optionee, is not transferable by the Optionee in any manner otherwise than by will or the laws of descent and distribution and is exercisable, during the Optionee’s lifetime, only by the Optionee. In the event of any attempt by the Optionee to assign, pledge or otherwise dispose of this Option (except as provided for herein) or in the event of any levy, attachment, execution or similar process upon rights or interests conferred hereby, the Company may terminate this Option by notice to the Optionee and this Option shall thereupon become null and void.

4. Effect of Certain Transactions

If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated or sells or otherwise disposes of all or substantially all its assets to another corporation (any such transaction is referred to in this Paragraph 4 as a “Merger”) while this Option remains outstanding, then notwithstanding the vesting provisions hereof, this Option shall become fully vested and exercisable with respect to all the Shares, effective upon the consummation of such Merger. In addition, (i) subject to the provisions of clause (ii) below, after the effective date of such Merger, the Optionee shall be entitled, upon exercise of this Option, to receive, in lieu of Shares, shares of stock or other securities as the other holders of Shares received pursuant to the terms of the Merger; and (ii) the Option may be cancelled by the Board as of the effective date of any such Merger, provided that notice of such cancellation shall be given to the Optionee not less than thirty days prior to the effective date of such Merger.

5. Dilution or Other Adjustments

The amount of the Shares which are the subject of this Option shall be equitably adjusted in such manner as to prevent dilution or enlargement of option rights in the event of a recapitalization of the Company under which interests in the Company are distributed in exchange for or upon the Shares without payment of any valuable consideration by the holders thereof.

The terms of any such adjustment shall be conclusively determined by the Company.

6. Stockholders’ Agreement

By his execution and delivery hereof, the Optionee hereby agrees, as a condition of the issuance of any Shares to the Optionee upon exercise hereof, to become a party to and be bound by the term of the Stockholders’ Agreement among the Company and its Stockholders, as such agreement may be in effect on the date of exercise, a copy of which will be provided to Optionee upon request. Any certificate evidencing Shares shall contain any legends required by such Stockholders’ Agreement.

9. Miscellaneous

(a) Notices hereunder shall be mailed or delivered to the Company at its principal place of business, 20 Guest Street, Suite 450, Brighton, MA 02135 and shall be mailed or delivered to Optionee at his address set forth below, or in either case to such address as either party may subsequently furnish to the other in writing.

(b) The Company and the Optionee, by written consent, may waive their respective rights hereunder, or may modify or terminate this Agreement. Upon termination of this Agreement, either as set forth in the preceding sentence or upon expiration of its term, all obligations and rights of the Company and the Optionee hereunder shall cease.

(c) In any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such a term nor the validity of any other term of this Agreement shall in any way be affected thereby.

(d) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the heirs, executors and administrators of the Optionee.

(e) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

(f) This Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

KNOWFAT FRANCHISE COMPANY, INC.	Optionee

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